UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2006

The St. Paul Travelers Companies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-10898	41-0518860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

385 Washington Street
Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

(651) 310-7911

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

On December 21, 2006, the United States Bankruptcy Court for the Western District of Pennsylvania declined to confirm the Plan of Reorganization proposed as part of the Pittsburgh Corning Corporation bankruptcy proceeding.  Confirmation of the Plan of Reorganization is one of the conditions to the May 2002 agreement among The St. Paul Travelers Companies, Inc., approximately three dozen other insurers and PPG Industries, Inc. to settle asbestos-related coverage litigation under insurance policies issued to PPG.  Pursuant to the proposed Plan of Reorganization, Pittsburgh Corning and certain specified other companies, including PPG and Corning, were to receive the protections afforded by Section 524(g) of the Bankruptcy Code from certain asbestos-related bodily injury claims.

St. Paul Travelers understands that PPG is studying the bankruptcy court’s decision to determine its next steps, which could include plan modifications, reconsideration by the bankruptcy court and/or appeals.  St. Paul Travelers currently does not expect that the decision of the Bankruptcy Court to decline to confirm Pittsburgh Corning’s Plan of Reorganization will have any impact on the amount of St. Paul Travelers’ asbestos reserves and accordingly will not have any impact on St. Paul Travelers’ results of operations for the fourth quarter of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2006	THE ST. PAUL TRAVELERS COMPANIES, INC.

	By:	/s/ Bridget M. Healy
		Name:	Bridget M. Healy
		Title:	Senior Vice President